Exhibit 99.1
SONORAN ENERGY FILES CHAPTER 11, PURSUING GOING CONCERN SALE
Dallas, Texas — June 19, 2009 — Sonoran Energy, Inc. (SNRN) announced that it filed a Chapter 11 case in the United States Bankruptcy Court for the Northern District of Texas today and intends to pursue a Section 363 sale of its assets as a going concern. Sonoran is in the process of finalizing a consensual agreement with its secured lenders for use of cash collateral. Potential bidders, creditors, shareholders and other parties in interest can make inquiries through SonoranEnergyBankruptcy@gmail.com.
Sonoran has interests in oil and/or gas properties in Texas and Louisiana.
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     Statements in this release that are not historical are forward-looking and are subject to various risks and uncertainties that could cause actual results to vary materially from those stated. Forward-looking statements are based on currently available information and include, among others, the discussion regarding the possible sale of the Company’s assets and the pursuit of a consensual agreement with the Company’s secured lenders. If underlying assumptions turn out to be incorrect, or if certain risks or uncertainties materialize, actual results could vary materially from the expectations and projections expressed or implied by these forward-looking statements. These risks and uncertainties include, among others, the terms, timing and consummation of any sale of the Company’s assets as a going concern or any agreement with its secured lenders, the Company’s ability to meet its future liquidity needs, and those set forth in Item 1A “Risk Factors” of the Company’s Form 10-K for the year ended April 30, 2008, which is incorporated by reference, and in subsequent reports that the Company files or furnishes with the Securities and Exchange Commission and the bankruptcy court. Certain actions contemplated by the Company are subject to bankruptcy court approval. This release speaks only as of its date and, except to the extent required by law, the Company disclaims any obligation to revise these forward-looking statements or to provide any updates regarding information contained in this release resulting from new information, future events or otherwise.